UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):  March 15, 2017

Global Brokerage, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-34986	27-3268672
(State or Other Jurisdiction of	(Commission File Number)	(IRS Employer
Incorporation)		Identification No.)

55 Water Street, FL 50 New York, NY, 10041

(Address of Principal Executive Offices) (Zip Code)

(646) 432-2986

 (Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On March 15, 2017, Mr. Eric LeGoff determined that he will not stand for reelection to the Board of Directors of Global Brokerage, Inc. (the “Company”) at the Company’s next Annual Meeting of the shareholders. Mr. LeGoff’s decision not to stand for reelection was not as a result of any disagreements between him and the Company with respect to the Company’s operations, policies or practices, and he will continue to serve as a director through the date of the Annual Meeting.

Also on March 15, 2017, Mr. James G. Brown determined that he will not stand for reelection to the Company’s Board of Directors at the Company’s next Annual Meeting of the shareholders. Mr. Brown’s decision not to stand for reelection was not as a result of any disagreements between him and the Company with respect to the Company’s operations, policies or practices, and he will continue to serve as a director through the date of the Annual Meeting.

As a result of the recent resignation of two employee directors, the Board of Directors of the Company has determined to reduce the size of the Company’s Board to seven, consisting of four independent directors and three non-independent directors.

Membership on the standing committees of the Company’s Board of Directors – the Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee – in light of the departures from the Board of Directors, will be determined prior to the date of departures.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GLOBAL BROKERAGE, INC.

	By:	/s/ David S. Sassoon
		Name:	David S. Sassoon
		Title:	General Counsel

Date: March 21, 2017